Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cruisestock, Inc.:
We consent to the reference to our firm in the Form 8-K (Commission file no. 333-133253) of Cruisestock, Inc. and to the incorporation by reference therein pertaining to Brookside Technology Partners, Inc. of our report dated July 11, 2006, with respect to the financial statements of Brookside Technology Partners, Inc. included in the Form 8-K for the years ended December 31, 2005 and 2004.
/s/ Helin, Donovan, Trubee & Wilkinson, LLP
Austin, Texas
February 12, 2007